Exhibit 99.1
Press Release dated October 4, 2010

Two Rivers Water Company Purchases Additional Shares in Huerfano-Cucharas Irrigation Company

DENVER, Colorado, October 4, 2010 -- Two Rivers Water Company ("Two Rivers") (OTCBB: TURV) announced today it has acquired an additional 14% of the outstanding shares of the Huerfano-Cucharas Irrigation Company (“HCIC”). With this purchase, Two Rivers now owns 91% of HCIC.

 “With this additional purchase, we continue to solidify our interest in HCIC.  We believe that HCIC is the cornerstone to our efforts for the re-introduction of agriculture to land that was once extremely productive but has for the last several decades laid fallow,” commented John McKowen, CEO of Two Rivers.

Two Rivers plans to rapidly expand its farming operations with the water, storage and distribution provided by HCIC along with the recently announced agreement to purchase the Orlando Reservoir and its associated water assets.

Two Rivers Water Company

Formed in December 2002, Two Rivers is focused on acquiring and developing water, farming and alternative energy resources in southern Colorado.

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.    Such factors include, among others, the inherent uncertainties associated with developing and acquiring land, water resources and alternative energies.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:  John McKowen
Two Rivers Water Company
Symbol TURV, OTCBB
Phone:  +1 (303) 222-1000
Email:  jmckowen@2riverswater.com